SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________________________________________
FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
____________________________________________________

FINELINE PROPERTIES.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

013895
(Commission File No.)

58-2376296
(IRS Employer Identification Number)

110 South Water Street
Kent, Ohio  44240
(Address of principal executive offices)

Robert Petry, Chairman & CEO
Fineline Properties.Com, Inc.
110 South Water Street
Kent, Ohio  44240
(Name and address of agent for service)

(330) 678-5558
(Telephone number, including area code of agent for service)

2004 DIRECTORS, OFFICERS AND CONSULTANTS
STOCK OPTION, STOCK WARRANT AND STOCK AWARD PLAN
(Full title of the Plans)
_____________________________________________________________
Copy to:
James Reskin
Reskin & Associates
520 South Fourth Street,
Louisville, KY 40202-2577


CALCULATION OF REGISTRATION FEE
Title of securities to	Amount to be 	Proposed maximum 		Proposed maximum		Amount of
be registered		 registered		offering price per 	aggregate offering 	registration fee
							   share<F1>		    price<F1>

----------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value		18,750,000		    $.011			    $206,250		   $22.42
Series C Convertible
  Preferred Stock
  $.001 par value		   800,000			N/A				 N/A			   N/A<F2>
Class A Warrants		 1,000,000		    $.002			    $  2,000		   $ 0.22
Class B Warrants		 1,000,000		    $0.02			    $ 20,000		   $ 2.18
Class C Warrants		   250,000		    $0.20			    $ 50,000		   $ 5.43
 				-----------										------------
TOTAL			      21,500,000										   $30.25

<F1> Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule
457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Companys common shares as reported by the Electronic Bulletin Board on May 1, 2004.
<F2> No filing fee is applicable because no additional consideration is paid for conversion for the
Preferred Stock to Common Stock.

PART I

      The documents containing the information specified in this Part I will be sent or given to participants in the 2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (the Plan) as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).


PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

	The documents listed in (a) and (b) below have been filed by the Registrant, Fineline Properties.com, Inc., a Nevada corporation (the Company), with the Securities and Exchange Commission (the Commission) and are incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

(a) Quarterly Reports on Form 10-QSB for the period through and including Septembr 30, 2004 and Annual Reports on Form 10-KSB for the periods through and including December 31, 2004, being all such reports required. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

(b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrants Form 10-KSB for the period ended December 31, 2003.

      The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

Item 4:	Description of Securities

	Not Applicable

Item 5:	Interests of Named Experts and Counsel.

	None

Item 6:	Indemnification of Directors and Officers.

      Section 78.7502 of the Nevada Revised Statutes provides:
      Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.
      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

Item 7.	Exemption From Registration Claimed.

	Not Applicable

Item 8:	Exhibits

	The following documents are filed as Exhibits to this Registration
Statement:

		4.1		2004 Directors, Officers and Consultants Stock Option,
Stock Warrant and Stock Award Plan

5 Opinion of Reskin & Associates as to the authorization and issuance of the shares being registered.

		24.1		Consent of Reskin & Associates (included in Exhibit 5)

24.2 Consent of Malcolm Pollard, Certified Public Accountants

Item 9:	Undertakings

	The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kent, Ohio , on the 8th day of December, 2004.

FINELINE PROPERTIES.COM, INC.

By: /s/ Robert Petry_______________
      Robert Petry Chief Executive Officer




By: /s/ Robert Brauning_____________
     Robert Brauning, Secretary